SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                SCHEDULE 14A
                               (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.   )

Filed by the registrant   [X]

Filed by a party other than the registrant    [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement

[X]  Definitive proxy Statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              Aztar Corporation
- ----------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


- ----------------------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1) Title of each class of securities to which transaction applies:

- -----------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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     (4) Proposed maximum aggregate value of transaction:

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     [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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                             [End of Cover Page]
___________________________________________________________________________
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

                                 A Z T A R         [in logo format]
                     2390 East Camelback Road, Suite 400
                           Phoenix, Arizona 85016

                         NOTICE AND PROXY STATEMENT

     For the Annual Meeting of Shareholders To Be Held on May 12, 1994.

To the Shareholders of Aztar Corporation:

    Notice is hereby given that the 1994 Annual Meeting of Shareholders (the "Meeting") of Aztar Corporation ("Aztar" or the "Company") will be held at The Ritz Carlton Hotel, 2401 East Camelback Road, Phoenix, Arizona, at 11:00 a.m. on May 12, 1994, for the following purposes:

    1. To elect three Directors to serve until the 1997 Annual Meeting of Shareholders or until their successors are elected and qualified;

    2. To transact such other business as may be properly come before the Meeting or any adjournment(s) thereof.

    The holders of each of the 37,365,955 shares of the Company's Common Stock (the "Common Stock") outstanding as of March 16, 1994, are entitled to notice of, and to vote on, each matter to be presented at the Meeting or any adjournment(s) thereof. The holders of record of a majority of the Common Stock present in person or represented by proxy shall constitute a quorum for the transaction of business at the Meeting. Each share is entitled to one vote. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting is required for the election of Directors. Under applicable Delaware law, in determining whether a nominee for Director has received the affirmative vote of a plurality of the shares of Common Stock, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

    The enclosed proxy is being solicited by the Company's Board of Directors. On matters coming before the Meeting as to which a choice has been specified by the Shareholders by means of the ballot on the proxies, the shares will be voted or not voted accordingly. The proxies may be revoked at any time prior to the Meeting by written request to the Secretary of the Company or by voting in person at such Meeting. If no choices are specified on proxies delivered by parties other than brokers, the shares which are represented by such proxy will be voted FOR the election of Management's nominees for Directors. Management is not aware at this time of any matters other than the election of Directors that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting or any adjournment(s) thereof, the persons named in the enclosed proxy will vote thereon in accordance with their judgment. The Management of the Company cordially invites you to attend the Meeting.

                                      By Order of the Board of Directors

                                      Nelson W. Armstrong, Jr.
                                      Secretary
Approximate date of mailing to Shareholders:
March 28, 1994

                             I M P O R T A N T
Shareholders are earnestly requested to fill in, date, sign and mail promptly the enclosed proxy whether or not they plan to attend the Meeting. A postage-paid envelope is enclosed for mailing in the United States. Since proxies may be revoked at any time, the execution of your proxy will not affect your right to vote your shares in person if you are present at the Meeting.

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

                    ELECTION OF DIRECTORS OF THE COMPANY

Nominees for Election as Directors

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors consists of not less than five nor more than thirteen Directors and is divided among three classes of members holding three-year staggered terms with each class as nearly equal in number as possible. The class whose term expires this year is comprised of the following three individuals, each of whom is a nominee for re-election to one of the three board positions to be filled at this Meeting for a term extending to the 1997 Annual Meeting of Shareholders or until his successor is elected and qualified. Management does not know of any nominee who will be unavailable, but should any unavailability occur, the persons named in the enclosed proxy may vote with discretionary authority for a substitute. The enclosed proxy cannot be voted for a greater number of persons than three. The table below includes certain information as of February 18, 1994, regarding the three nominees and also regarding the other seven Directors whose terms of office will continue after the Meeting.


Name, Age, and            Principal Occupations (1989-Present)   Year First
 Year Present               and Certain Other Directorships       Became a
 Term Expires                       Presently held              Director (1)
- --------------            ------------------------------------  ------------

Nominees

A. Sam Gittlin, 79        Chairman and Chief Executive Officer of     1963
(1994)                    Gittlin Companies, Inc. (manufacturing,
                          distributing and financial services)
                          since 1946.

Robert M. Haddock, 49     Executive Vice President and Chief          1989
(1994)                    Financial Officer of the Company
                          (with Ramada from 1980 to May 1985;
                          rejoined Ramada in November 1985, and
                          served as Executive Vice President
                          and Chief Financial Officer of Ramada
                          from March 1987 to completion of the
                          Restructuring)

Terence W. Thomas, 63     Chairman of the Board of Arizona            1978
(1994)                    Wholesale Supply Company and of
                          National Brands, Inc. (wholesale
                          distributors of consumer products)
                          since 1984

Other Directors

John B. Bohle, 50         Senior Vice President and Director of       1992
(1996)                    Paul R. Ray and Company, Inc. since 1981
                          (executive recruiting services)

Edward M. Carson, 64      Chairman of First Interstate Bancorp        1975
(1995)                    since 1990; President of First
                          Interstate Bancorp from 1985 to 1990;
                          Director of Terra Industries, Inc.
                          (agribusiness products)

John R. Norton, III, 64   Chairman and Chief Executive Officer     1978(2)
(1995)                    of J.R. Norton Company (diversified
                          agriculture production); Director of
                          Pinnacle West Capital Corporation
                          (holding company); Arizona Public
                          Service Company (electric utility);
                          America West Airlines, Inc.; and
                          Terra Industries, Inc. (agri-business
                          products)

Robert S. Rosow, 74       Independent Certified Public Accountant     1969
(1995)                    since 1953

Paul E. Rubeli, 50        Chairman, President and Chief Executive     1985
(1996)                    Officer of the Company; previously
                          President and Chief Executive Officer
                          of the Company (formerly Executive
                          Vice President, Gaming, of Ramada, 1982
                          to December 1989, and President and Chief
                          Operating Officer of the Company to
                          February 1990)

                                        1
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

Name, Age, and            Principal Occupations (1989-Present)   Year First
 Year Present               and Certain Other Directorships       Became a
 Term Expires                       Presently held              Director (1)
- --------------            ------------------------------------  ------------

Richard Snell, 63         Chairman, President and Chief Executive     1981
(1995)                    Officer of Pinnacle West Capital
                          Corporation (holding company) and
                          Chairman of Arizona Public Service
                          Company (electric utility) since February
                          1990; Director of Pinnacle West, Arizona
                          Public Service, and Banc One Arizona
                          Corporation (bank holding company);
                          previously Chairman of the Company from
                          December 1989 to February 1992, Chairman and Chief Executive Officer of the Company from December 1989 to February 1990, and
                          Chairman, President and Chief Executive
                          Officer of Ramada from 1981 to
                          December 1989.

Carroll V. Willoughby,    Retired (formerly Senior Group Vice         1970
  80                      President of Ramada from 1970 to 1981)
(1996)
__________
(1) Aztar Corporation was incorporated in Delaware in June 1989 to operate the gaming business of Ramada Inc. ("Ramada") after the restructuring of Ramada (the "Restructuring"), which was completed on December 20, 1989. All members of the Board of Directors of Ramada as composed at the conclusion of the Restructuring, with one exception, became members of the Aztar Board of Directors at the incorporation of the Company. The terms of Directors set forth above include, with two exceptions, periods of service as Directors of Ramada.

(2) Mr. Norton previously served as a Director of Ramada between October 1978 and May 1985, when he resigned to become U.S. Deputy Secretary of Agriculture. He rejoined the board in 1986.

                                        2
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

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND DIRECTORS AND OFFICERS

5% Beneficial Owners

    The table below sets forth certain information regarding beneficial owners of more than 5% of the Common Stock as of February 18, 1994, as indicated by documents on file with the Securities and Exchange Commission. The Company knows of no other beneficial owner of more than 5 percent of its outstanding Common Stock.
                                 Shares of Common Stock   Percent of
      Name of Beneficial Owner     Beneficially Owned        Class
      ------------------------   ----------------------    ---------
      Gabelli Funds, Inc. . . . . .  3,609,325               9.66%
     One Corporate Center
     Rye, NY 10580

Directors and Executive Officers

   The table below sets forth certain information regarding Directors' and executive officers' beneficial ownership of Common Stock as of February 18, 1994.
                                       Shares of Common Stock   Percent of
      Directors                          Beneficially Owned*       Class
      ---------                        -----------------------   ---------
      John B. Bohle . . . . . . . . . . . . .    7,000              **
      Edward M. Carson  . . . . . . . . . . .    8,400              **
      A. Sam Gittlin  . . . . . . . . . . . .   12,100              **
      Robert M. Haddock . . . . . . . . . . .  721,405             1.9%
      John R. Norton, III . . . . . . . . . .   21,500              **
      Robert S. Rosow . . . . . . . . . . . .   28,596              **
      Paul E. Rubeli  . . . . . . . . . . . .  857,651             2.3%
      Richard Snell . . . . . . . . . . . . .   48,000              **
      Terence W. Thomas . . . . . . . . . . .   10,000              **
      Carroll V. Willoughby . . . . . . . . .   43,000              **

      Named Executive Officers
      ------------------------
      Nelson W. Armstrong, Jr.  . . . . . . .   99,101              **
      Meridith P. Sipek . . . . . . . . . . .   55,851              **
      Craig F. Sullivan . . . . . . . . . . .   54,535              **

      All Directors and Executive Officers
      as a group (14 persons) . . . . . . . .2,013,156            5.39%
   _________
   *Including, for Mr. Gittlin, 1,100 shares held by a partnership in which he is a general partner and as to which he has effective voting and investment power and 3,000 shares owned by Mrs. Gittlin and as to which Mr. Gittlin disclaims any beneficial interest; for Mr. Norton, 13,500 shares held by a self directed 401(k) profit sharing plan; for Mr. Rosow, 400 shares held in an estate of which Mr. Rosow is the independent executor and in which he disclaims any beneficial interest; for Messrs. Carson, Gittlin, Norton, Rosow, Snell, Thomas and Willoughby 8,000 shares each, and for Mr. Bohle 7,000 shares, which they may acquire by the exercise of stock options within 60 days; for Messrs. Haddock, Rubeli, Armstrong, Sipek, and Sullivan 659,883, 774,034, 91,704, 52,591, and
   49,257 shares, respectively, which they may acquire by the exercise of stock options within 60 days; and for the Directors and executive officers as a group (14 persons), 1,732,208 shares, which they may acquire by the exercise of options within 60 days;

   **Less than 1% of the outstanding shares of Common Stock.

                                        3
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

The Board and its Committees

   The Board has standing Audit, Compensation and Stock Option, Executive, Finance and Nominating committees.

   The Audit Committee is comprised of Messrs. Gittlin, Norton, Rosow, Snell and Willoughby. This Committee is responsible for reviewing the audit scope, timing and fee arrangements with Aztar's independent public accountants, as well as reviewing the audit findings and other financial data submitted by both the Company's internal auditors and its independent public accountants and presenting such findings to the Board.

   The Compensation and Stock Option Committee is comprised of Messrs. Carson, Gittlin, Rosow, Thomas and Willoughby. Its responsibilities include reviewing the executive compensation programs for the senior executive officers including their salary and bonus arrangements, as well as administering the Company's Stock Option and Incentive Plan and the 1990 Nonemployee Directors Stock Option Plan.

   The Executive Committee is comprised of Messrs. Haddock, Rubeli and Snell. The Executive Committee may act for the full Company Board in situations in which the Company Board delegates such authority to the Executive Committee or in situations in which the Executive Committee finds that emergency circumstances justify expedited action.

   The Finance Committee is comprised of Messrs. Bohle, Carson, Haddock, Norton and Thomas. Its responsibilities include reviewing the various financial activities of the Company and presenting its findings to the Board.

   The Nominating Committee is comprised of Messrs. Bohle, Carson, Norton, Rubeli and Snell. The duties of the Nominating Committee are to nominate persons for election or re-election to the Board of Directors. The Nominating Committee may consider proposed nominees for Directors which are forwarded by Shareholders to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

   During 1993 the Board of Directors held eight meetings. The Audit Committee held five meetings, the Compensation and Stock Option Committee held two meetings, the Finance Committee held one meeting, the Nominating Committee held two meetings, and there were no meetings of the Executive Committee. With the exception of Messrs. Bohle, Snell and Thomas, no Director attended less than 75 percent of the meetings of the Board and committees of which he was a member. Because of their involvement with the Ambassador Real Estate Investors L.P. ("AREI") and the Ambassador General Partnership ("AGP"), Messrs. Bohle and Snell excused themselves from all Board meetings, or the portions of such meetings, at which the acquisitions of the partnership interests were discussed.

Transactions with Management and Others

   Subsidiary banks of First Interstate Bancorp, of which Mr. Carson is Chairman, have or had during 1993 various banking relationships with the Company or its subsidiaries. The relationships include: trustee for the First Mortgage Notes under the First Mortgage Notes Indenture, participation in the Tropicana Loan, agent for and participation in the financing of Ramada Express Hotel and Casino in Laughlin, Nevada, and bank operational services and bank card processing arrangements from which the First Interstate banks derived approximately $522,000 of gross fees in 1993.

   In July 1993, the Company acquired more than two-thirds of all the limited partnership interests in AREI, all of the general partnership interests in AREI, and the remaining general partnership interests in AGP, and exercised its right under the agreement of limited partnership of AREI to call the remaining limited partnership interests of AREI (collectively, the "AREI/AGP Acquisition"). AREI owned a 99.9 percent general partnership interest in AGP, which acquired a substantial interest in TropWorld Casino

                                        4
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

and Entertainment Resort in a sale-leaseback transaction in 1984. The Company acquired the limited partnership interests in AREI at a purchase price of $93,421 per investor limited partnership interest and $1,528,947 for all special limited partnership interests, and the aggregate cash consideration, including costs incurred to complete the transaction, was approximately $62 million. In the AREI/AGP Acquisition, the Company acquired the one-half of one investor limited partnership interest of Mr. Bohle for $46,710.50 and the one investor limited partnership interest of Mr. Snell for $93,421. In addition, in the AREI/AGP Acquisition, the Company acquired the general partnership interest of Mr. Snell in AREI for $290,816.50 in cash and the assumption of a note of Mr. Snell given to AREI in connection with the acquisition of such general partnership interest in the principal amount of $208,928.50, and Aztar acquired the general partnership interest of Mr. Snell in AGP for $29,110.50 in cash and the assumption of a note of Mr. Snell given to AGP in connection with the acquisition of such general partnership interest in the principal amount of $13,215.97. Until the completion of the acquisition, Mr. Snell served as Managing General Partner of AGP and AREI and received an annual aggregate fee of $100,000 for serving in his respective capacities. Mr. Snell received a fee of $50,000 for the year 1993.

Executive Compensation

   The following table sets forth the annual compensation paid and accrued by the Company for services rendered during each fiscal year presented, for the chief executive officer and the next four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                   Long Term
                                                  Compensation
                       Annual Compensation           Awards
                      ---------------------  ----------------------
                                             Restricted Securities All Other
                                             Stock/     Underlying  Compen-
Name and Principal    Fiscal Salary   Bonus  Award(s)   Options     sation
Position              Year    ($)      ($)      $  (1)   (#)        ($) (2)
- ------------------    ----   ------   -----  ---------  ---------- ---------
Paul E. Rubeli        1993  495,373   97,395  - 0 -      - 0 -       2,420
  Chairman of the     1992  481,592  261,091  - 0 -      - 0 -       2,600
  Board, President    1991  458,400  226,665 100,000    200,000
  and Chief
  Executive Officer

Robert M. Haddock     1993  387,214   75,763  - 0 -      - 0 -       2,420
  Executive Vice      1992  376,439  203,071  - 0 -      - 0 -       2,600
  President and       1991  358,400  176,295  80,000    160,000
  Chief Financial
  Officer

Nelson W. Armstrong,  1993  138,651   13,145  - 0 -      - 0 -       1,650
 Jr.                  1992  134,815   36,859  - 0 -      - 0 -       1,768
  Vice President,     1991  131,473   25,314  10,000     20,000
  Administration
  and Secretary

Meridith P. Sipek     1993  120,585   11,338  - 0 -      - 0 -       1,430
  Controller          1992  117,218   31,776  - 0 -      - 0 -       1,456
                      1991  114,118   21,779  10,000     20,000

Craig F. Sullivan     1993  114,175   10,697  - 0 -      - 0 -       1,430
  Treasurer           1992  111,000   29,980  - 0 -      - 0 -       1,352
                      1991  108,200   20,574   7,500     15,000
  _______

  (1) Restricted Stock Holdings: The number of restricted shares of Aztar Common Stock held at fiscal year-end 1993 and the value of such holdings, based on number of shares awarded times the closing market price at fiscal year-end, is 6,666 shares and $43,329 for Mr. Rubeli; 5,334 shares and $34,671 for Mr. Haddock; 666 shares and $4,329 for Mr. Armstrong; 666 shares and $4,329 for Mr. Sipek; and 500 shares and $3,250 for Mr. Sullivan. Restricted shares vest equally over a three-year period from the date of grant (one-third on each anniversary date) and are eligible to receive dividends, if dividends are declared and paid.

                                        5
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

  (2) Under the provisions of the Aztar Employee Stock Ownership Plan (the "Aztar ESOP"), shares of the Preferred Stock that were purchased by the Aztar ESOP with the proceeds of a loan are allocated to participating employees' accounts on a pro rata basis based on relative compensation with some limitations. In addition, as long as the loan is outstanding, cash dividends on the Preferred Stock are to be utilized for loan repayments. The value of the cash dividends on Preferred Stock held in a participant's account that are used for loan repayments is replaced by Preferred Stock of an equal value. The value of the Preferred Stock is the greater of the latest appraised value of the Preferred Stock, the value of the conversion of the Preferred Stock into Aztar Common Stock at
  10.5764 shares of Aztar Common Stock for each share of Preferred Stock, or $100.00 for each share of Preferred Stock, the liquidation preference.
  The latest appraisal value of Preferred Stock is $110.00 per share. Participant accounts are generally payable only on termination of employment or on retirement. The following shares of Preferred Stock that were credited to the participants' accounts in 1993 (other than shares attributable to dividends from the participants' accounts) were approximately 22 shares for Mr. Rubeli; 22 shares for Mr. Haddock; 15 shares for Mr. Armstrong; 13 shares for Mr. Sipek; and 13 shares for Mr. Sullivan. Similar allocations were made to participants' accounts in 1992.
                 Aggregated Option Exercises in Last Fiscal Year
                             and FY-End Option Value

    The following table sets forth the aggregate number of exercisable and unexercisable options held by the chief executive officer and the next four most highly compensated executive officers of the Company and the value of such options based on the market value of a share of Aztar Common Stock at year-end less the applicable exercise price. None of the named executives exercised an option during 1993.

                                Number of
                          Securities Underlying       Value of Unexercised
                          Unexercised Options        In-the-Money Options at
                             at FY-End (#)                  FY-End ($)
                        -------------------------    -----------------------
       Name             Exercisable/Unexercisable   Exercisable/Unexercisable
       ----             -------------------------   -------------------------

       Paul E. Rubeli            774,034                    1,866,940
                                  66,666                       99,999

       Robert M. Haddock         659,883                    1,572,560
                                  53,334                       80,001

       Nelson W. Armstrong, Jr.   91,704                      195,657
                                   6,666                        9,999

       Meridith P. Sipek          52,591                      138,132
                                   6,666                        9,999

       Craig F. Sullivan          49,257                      133,131
                                   5,000                        7,500

Supplemental Retirement Plans

    In connection with the Restructuring, the Company has assumed certain of the obligations of Ramada for a deferred compensation program designed to provide supplementary retirement benefits to certain executive officers and to certain key employees. Certain of the executive officers of the Company participated in the deferred compensation program. The maximum available benefit (payable over 15 years commencing with the participant's retirement at or after 65) is 15% of his expected salary at age 65 (determined by assuming annual increases in salary at the time of electing to participate at the compounded rate of 6%), the normal benefit. As a result of the Restructuring completed in 1989, participants are fully vested in their accrued benefits. The annual benefits payable upon retirement at age 65 are $124,504 for Mr. Rubeli; $85,944 for Mr. Haddock; $42,069 for Mr. Armstrong; $40,944 for Mr. Sipek, and $32,755 for Mr. Sullivan.

    The Company has a Non-qualified Retirement Plan for Senior Executives to supplement the retirement income for certain executives selected at the discretion of the Aztar Board. The non-funded plan provides that such an

                                        6
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

executive upon retirement at age 65 will receive annually 50% of the average of the last five full years of compensation from the Company less any amounts received under an Aztar tax qualified defined benefit plan and primary Social Security. Messrs. Rubeli and Haddock are participants in the plan and the estimated annual benefits payable upon retirement at age 65 based on actuarial assumptions are $579,783 for Mr. Rubeli and $466,394 for Mr. Haddock.

Compensation of Directors

 Directors who are not full-time employees of the Company are each paid $25,000 per year and are reimbursed for any expenses incurred in attending Directors' meetings. In addition, each such nonemployee Director receives a fee of $1,000 for attending each Directors' meeting and $750 for attending each committee meeting; committee chairpersons receive an additional $500 for each committee meeting attended. For his duties as a member of the Special Committee of the Board formed with respect to the acquisition of the AREI and AGP limited and special limited partnership interests, Mr. Norton received a fee of $5,000.

 In addition, nonemployee Directors shall be granted an option to purchase 5,000 shares of Common Stock when first appointed to the Board and are entitled to receive annually on the day after the Annual Meeting of Shareholders options to purchase 1,000 shares of Company Common Stock at an exercise price equal to the market price of the Company Common Stock on such dates.

 In connection with the Restructuring, the Company has assumed the obligations of Ramada for a deferred compensation plan for those Directors who were not employed by the Company. Under the Directors' Deferred Compensation Program (the "Directors' Program"), a monthly benefit will be paid for a period of 10 years beginning at the later of age 70 or the cessation of the directorship. Benefits vest fractionally each month during the first five years of participation; however, Directors who were 65 upon entering the Directors' Program, or who would reach age 65 during the vesting period, would be fully vested at that time. Normal benefits payable are based on the amount of the initial deferral and the number of years of participation from entry into the Directors' Program until age 70. All of the nonemployee Directors of Ramada participated in the Directors' Program. As a result of the Restructuring, participants are fully vested in their accrued benefits. Participants were given a one-time irrevocable election to receive a lump sum cash payment of the present value of their benefits in lieu of the 120 monthly installments currently provided in the agreements. The annual benefits payable, upon cessation of the directorship, for those Directors who elected not to receive the cash payment are: $6,708 for Mr. Gittlin, $45,039 for Mr. Norton, $11,424 for Mr. Rosow, and $6,238 for Mr. Willoughby.

Severance Agreements

 In connection with the Restructuring, the Company has assumed the obligations of Ramada under the severance agreements (the "Severance Agreements") with Messrs. Rubeli, Haddock, Armstrong, Sipek and Sullivan and certain other key employees. The Severance Agreements set forth the terms and conditions of each such executive's termination of employment with the Company following a "change in control" (the "First Trigger Event"). Each Severance Agreement provides for the payment of severance benefits to the executive officer if his employment is terminated within 24 months following a First Trigger Event, either by the Company without "cause" (as defined) or by the executive with "good reason" (as defined), which includes the assignment to the executive of duties inconsistent with his prior status or a reduction in his base salary or benefits (the "Second Trigger Event"). Upon the occurrence of a Second Trigger Event with respect to any of such executives, the benefits described below would become payable to such executive.

 In the case of Messrs. Rubeli and Haddock, severance benefits consist of a lump-sum cash payment, payable within 15 days after termination of employment, equal to twice the sum of the executive's annual base salary plus the average bonuses awarded to him in the three years preceding termination of employment, cash-out of outstanding options and vesting and distribution of any restricted stock. The other executive officers would receive their annual base salary plus average bonus, plus the other described benefits. The Company would also maintain employee insurance

                                        7
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benefits plans in effect for the executives' continued benefit, or provide substantially equivalent benefits, for two years. Except in the case of the severance benefits of Messrs. Rubeli and Haddock, the amount of the severance benefits is limited to the amount that would be deductible by the Company under the federal tax laws. Based upon current salary levels, the appropriate lump-sum cash payment that would be payable under the Severance Agreements to Messrs. Rubeli, Haddock, Armstrong, Sipek and Sullivan if their employment had terminated during 1993, excluding any payment relating to stock options or restricted stock, would be $1,298,570 for Mr. Rubeli; $1,010,110 for Mr. Haddock; $154,724 for Mr. Armstrong; $132,152 for Mr. Sipek, and $125,451 for Mr. Sullivan. Messrs. Rubeli and Haddock also have an employment agreement with the Company that provides for the payment of two years' salary should their employment be terminated by the Company without cause.

Compensation Committee Interlocks and Insider Participation

 Mr. Carson, a member of the Compensation and Stock Option Committee, is Chairman of First Interstate Bancorp. Subsidiary banks of First Interstate Bancorp have or had during 1993 various banking relationships with the Company or its subsidiaries. The relationships include: trustee for the First Mortgage Notes under the First Mortgage Notes Indenture, participation in the Tropicana Loan, agent for and participation in the financing of Ramada Express Hotel and Casino in Laughlin, Nevada, and bank operational services and bank card processing arrangements from which the First Interstate banks derived approximately $522,000 of gross fees in 1993. Mr. Willoughby, a member of the Compensation and Stock Option Committee, is a former Senior Group Vice President of Ramada.

Board Compensation Committee Report

 The Compensation and Stock Option Committee (the "Compensation Committee") is comprised of Messrs. Carson, Gittlin, Rosow, Thomas and Willoughby. During the Company's last fiscal year the Compensation Committee held two meetings. The functions performed by the Compensation Committee include reviewing the executive compensation programs for the senior executive officers, including their salary and bonus arrangements, as well as administering the Company's Stock Option and Incentive Plan and the 1990 Nonemployee Directors Stock Option Plan.

 Upon the completion of the Restructuring and the commencement of operations of Aztar (a new company in a new industry group), the Compensation Committee, in conjunction with outside consultants, studied various executive compensation practices of companies in the early stages of their life cycle, of companies of a similar size, and of companies in the same industry, including, but not limited to, all of the companies in the Dow Jones Casino Index, which is utilized in the Performance Graph set forth in the following subsection. The Compensation Committee concluded that an appropriate compensation package for the chief executive officer and the senior management group, at this stage of the Company's development, should be comprised of an ownership interest; a base salary; and an annual incentive bonus plan based on the Company's financial performance. The Compensation Committee believes that such a package would compensate executives in a manner that rewards both current performance and long-term performance and would provide the executive with a financial interest in the success of the Company similar to the interests of the Company's Shareholders. The Compensation Committee also concluded that the total compensation should be at a level for each executive which would allow the Company to attract and retain talented executives whose services are necessary to ensure the continued success of the Company.

 Based on the results of the above-mentioned study, the Compensation Committee set a base salary for the chief executive officer in mid-1990 which increased his base salary to a level which was more in line with the comparable compensation of the chief executive officers and/or division heads of other casino companies. At such time, base salaries were also set for the other executive officers. Only modest adjustments to the base salaries of the chief executive officer and the other executive officers have been made since that time. A bonus plan was also established for the chief executive officer; similar plans were established for the other executive officers. The bonus plans are based on the degree to which the Company meets certain goals set by the Committee based on the annual

                                        8
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profitability of the Company (defined as total Company income before income taxes), which may lead to accrual of bonuses which may not exceed stated maximum percentages of base salaries (up to 70% for the chief executive officer, among others). Bonuses, if earned, are payable as soon as practicable after each fiscal year-end. In order to provide the senior management group (approximately 26 persons including the chief executive officer and the other executive officers) with an ownership interest, an initial grant of nonqualified stock options and restricted stock (both vesting equally over a three-year period) was made upon and shortly following the completion of the Restructuring. A second grant of options to the senior management group and of options and restricted stock to the executive officers was made in December, 1991. No grants have been made to the executive officers since that time.

 Based on the Company's 1993 operating budget, the Committee, at the beginning of the year, set performance targets for the chief executive officer and the other executive officers (at various levels of total Company income before income taxes) for the 1993 bonus plan year. Certain levels of income, as compared to the pre-established targets, were achieved by the Company in 1993 and the bonuses were accrued as earned under the plan.

 The Compensation Committee does not anticipate that any of the compensation payable to the named executive officers in the coming year will exceed the limits on deductibility set forth in section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee has not established a policy regarding compensation in excess of these limits, but will continue to monitor this issue.

 The executive compensation policies and procedures that were established after the Restructuring have remained constant. The Compensation Committee may periodically engage outside consultants to provide updated information on compensation practices in general as well as in the industry. During 1993, the Committee did not retain the services of an independent compensation consultant.

                           By Compensation and Stock Option Committee


                           Edward M. Carson
                           A. Sam Gittlin
                           Robert S. Rosow
                           Terence W. Thomas
                           Carroll V. Willoughby

                                        9
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                    COMPARATIVE STOCK PRICE PERFORMANCE GRAPH

 Aztar commenced operations on December 20, 1989, upon completion of the Restructuring of Ramada Inc. The graph below compares the cumulative total stockholder return from December 20, 1989 to December 30, 1993, of the Company, the Standard & Poor's 500 Index and the Dow Jones Casino Industry Group. The graph assumes an investment of $100 on December 20, 1989 in each of Aztar Common Stock, the stocks comprising the Standard & Poor's 500 Index and the stocks comprising the Dow Jones Casino Industry Group.

AZTAR TOTAL CUMULATIVE RETURN
VS. STANDARD & POORS 500 STOCKS INDEX,
DOW JONES CASINO INDEX

Measurement Period
(Fiscal Year Covered)

                 AZTAR         S&P 500 STOCKS       DJ CASINO INDEX
12/20/89         100.0             100.0                 100.0
  1989            94.1             102.3                 104.0
  1990            46.3              93.9                  68.8
  1991            66.2             121.7                 108.3
  1992            85.3             127.1                 168.9
  1993            76.5             136.7                 257.7

                                       10
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                     SHAREHOLDER PROPOSALS AND OTHER MATTERS

 The cost of this solicitation will be borne by the Company. The solicitation of proxies will be made primarily by mail. Regular employees of the Company may solicit proxies by telephone or telegraph or in person. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals. The Company may reimburse persons holding shares in their names or those of their nominees for their expenses in sending proxies and proxy materials to principals. In addition, the Company has retained Beacon Hill Partners to assist in the solicitation of proxies at an estimated cost of $5,500.

 Representatives of Coopers & Lybrand will be present at the Annual Meeting and will be available to respond to appropriate questions from the Company's Shareholders. The representatives will have an opportunity to make a statement at the Annual Meeting if they desire to do so.

 Unless otherwise required by law or the Company's Certificate of Incorporation or By-Laws, the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting is required for approval of any matter other than the election of Directors which properly comes before the Meeting or any adjournment(s) thereof.
Under applicable Delaware law, in determining whether any such other matter has received the affirmative vote of the requisite number of shares of Common Stock, (i) abstentions will be counted and will have the same effect as a vote against such other matter, (ii) to the extent that applicable stock exchange rules provide the broker with discretionary authority with respect to such matter, broker non-votes will be counted and will have the same effect as a vote against such other matter and (iii) to the extent that applicable stock exchange rules do not provide the broker with discretionary authority with respect to such matter, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

 As previously disclosed, the Company's By-Laws require Shareholders who intend to nominate directors or propose new business at any Annual Meeting to provide advance notice of such intended action as well as certain additional information. This By-Law provision requires Shareholders to provide the Company with notice of their intent to nominate directors or to propose new business at an Annual Meeting not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. However, if the Annual Meeting is not held within 30 days of the date of the immediately preceding Annual Meeting, then Shareholders must provide advance notice to the Company within 10 days after notice or prior public disclosure of the Annual Meeting is given or made to Shareholders.

 The Company's 1993 Annual Meeting was held on May 12, 1993, and the 1994 Annual Meeting is scheduled to be held on May 12, 1994, which is within 30 days of the anniversary date of the 1993 Annual Meeting. Accordingly, assuming the 1994 Annual Meeting is held as scheduled, notice of a proposed director nomination or new business to be brought before the 1994 Annual Meeting must have been received in proper form on or after February 11, 1994 and on or prior to March 13, 1994. In addition, assuming the 1994 Annual Meeting is held as scheduled and the 1995 Annual Meeting of Shareholders is held within 30 days of May 12, 1995, notice of a proposed director nomination or new business to be brought before the 1995 Annual Meeting must be received in proper form on or after February 11, 1995 and on or prior to March 13, 1995.

 Proposals to be submitted by shareholders for consideration at the Company's next Annual Meeting and inclusion in the Company's 1995 Proxy Statement must be received by the Company at its executive offices in Phoenix, Arizona, not later than November 28, 1994.

                                       11
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- ----------------------------------------------------------------------------
|                                                                            |
| PROXY                         AZTAR CORPORATION                            |
|                                                                            |
|        Proxy solicited on behalf of the Board of Directors for the 1994    |
|    Annual Meeting of Shareholders                                          |
|                                                                            |
|        The undersigned hereby appoints Paul E. Rubeli and Nelson W.        |
|    Armstrong, Jr., and each of them, as Proxies with several power of      |
|    substitution, with all the powers the undersigned would possess if      |
|    personally present, to vote all the shares of Aztar Corporation which   |
|    the undersigned is entitled to vote at the 1994 Annual Meeting of       |
|    Shareholders on May 12, 1994 and at any adjournment(s) thereof.         |
|                                                                            |
|       A vote FOR Proposal 1 is recommended by the Board of Directors.      |
|                                                                            |
|    1. ELECTION OF DIRECTORS  [ ]for ALL nominees  [ ]WITHHOLD AUTHORITY    |
|                                 listed below         to vote for all       |
|                                 (except as marked    nominees listed       |
|                                 to the contrary      below                 |
|                                 below)                                     |
|                                                                            |
|        A. Sam Gittlin     Robert M. Haddock     Terrence W. Thomas         |
|                                                                            |
|    (INSTRUCTION: To withhold authority to vote for any individual          |
|    nominee, write that nominee's name on the line below.)                  |
| _____________________________________________________________________      |
|                                                                            |
|    2. In their discretion, the Proxies are authorized to vote upon         |
|    such other business as may properly come before the Meeting or          |
|    any adjournment(s) thereof.                                             |
|                  (continued and to be signed on reverse side)              |
- ----------------------------------------------------------------------------




- ----------------------------------------------------------------------------
|                       (continued from reverse side)                        |
|                                                        PLEASE DO NOT FOLD  |
|                                                                            |
|    The shares represented by this proxy will be voted as specified         |
| herein.  If not otherwise specified, shares held by parties other than     |
| brokers will be voted by the Proxies FOR Proposal 1.                       |
|                                                                            |
|                                          Date__________________________    |
|                                                                            |
|                                          Signature_____________________    |
|                                                                            |
|                                          Signature_____________________    |
|                                                                            |
|                                          Please sign exactly as the        |
|                                          name appears to the left.         |
|                                                                            |
|       ------------------------------------------------                     |
|       | PLEASE MARK, SIGN, DATE AND RETURN THE PROXY |                     |
|       |  CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. |     A Z T A R       |
|       ------------------------------------------------  [in logo format]   |
- ----------------------------------------------------------------------------


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